Richard Allert Elected to Genesee & Wyoming Board of Directors

GREENWICH, Conn. (Business Wire) - Genesee & Wyoming Inc. (GWI) (NYSE: GWR) today announced the election of Richard H. Allert to its board of directors, effective July 26, 2011.

Mr. Allert has extensive public company Board experience in Australia, including as chairman of AXA Asia Pacific Holdings Limited from 2000 until its 2011 acquisition by AMP Limited and as chairman of Coles Group Limited, Australia's second-largest retailer, from 2002 until 2007. He also previously served as chairman of the AustralAsia Railway Corporation, chairman of Southcorp Limited, chairman of Voyages Hotels & Resorts and chairman of Tourism Australia.

A resident of Adelaide, South Australia, Mr. Allert is a Chartered Accountant and former Partner of Peat Marwick Mitchell & Co. He subsequently founded a specialist insolvency practice, Allert, Heard & Co., that was later acquired by Arthur Andersen. Mr. Allert has been a director of GWI's Australian subsidiary, Genesee & Wyoming Australia Pty Ltd, since 2008.

"As Australia is GWI's largest and fastest growing operating region, I could not envision a more ideal addition to our Board than Rick Allert," said GWI Chairman Mortimer B. Fuller III. "His vast experience in all facets of Australian business will continue to be of significant benefit to GWI."

In 2008, Mr. Allert was appointed an officer of the Order of Australia for service to the business sector through promotion of corporate social responsibility and to the community through involvement with and support for a range of artistic, charitable and educational organizations. In 2003, he was awarded a Centenary Medal for service to Australian society through rail transport, business and taxation.

GWI owns and operates short line and regional freight railroads in the United States, Canada, Australia, the Netherlands and Belgium. We provide rail service at 17 ports in North America and Europe and perform contract coal loading and railcar switching for industrial customers. In addition, we operate the Tarcoola to Darwin rail line which links the Port of Darwin with the Australian interstate rail network in South Australia. Operations currently include 63 railroads organized in nine regions, with approximately 7,400 miles of owned and leased track and approximately 1,400 additional miles under track access arrangements.

SOURCE Genesee & Wyoming Inc.

CONTACT: Michael Williams, GWI Corporate Communications

1-203-629-3722

Web site: http://www.gwrr.com